August 13, 2019

Mr. Michael Cothill
Executive Chairman
Hammer Fiber Optics Holdings Corp.
15 Corporate Place S, Suite 100
Piscataway, NJ 08854

Dear Mr. Cothill,

This letter is intended to serve as my resignation from the position of Chief Technology Officer of Hammer Fiber Optics Holdings Corp, effective immediately. As the Founder of Hammer Fiber, I am proud of the direction the Company has moved under your leadership as well as the leadership of the current Management and Board of Directors. I feel my contribution as an Officer of the Company has met its limit and at this juncture it would be beneficial to the organization for me step down.

I believe that my ability to continue to help lead the organization as a Member of the Board of Directors best aligns with the ongoing needs of the Company. In that capacity, I look forward to working with you and the rest of the Board as we continue to position the Company for future success.

Sincerely

Mark Stogdill